Exhibit 3.1

KEATING CAPITAL, INC.

AMENDMENT TO THE BYLAWS

WHEREAS, the Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt certain revisions to the current amended and restated bylaws (the “Bylaws”) of the Company to include certain provisions being requested by the securities administrators of certain states (the “Proposed Revisions”); and

WHEREAS, the Proposed Revisions are necessary in order for Company to obtain approval from certain states securities administrators to register the shares of the Company’s common stock being offered in the Company’s continuous public offering in such states; and

WHEREAS, pursuant to Article XIV of the Company’s Bylaws, the Board of Directors have the power, at any time, to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws;

NOW, THEREFORE, BE IT RESOLVED, the Board of Directors does hereby amend its Bylaws as set forth below effective as of October 22, 2010;

FIRST:  The Bylaws are hereby amended by adding the following new paragraph (8) at the end of Section 3(b) of Article II, Meetings of Stockholders, to read as follows:

“(8) Notwithstanding anything contained in these Bylaws to the contrary, special meetings of the Company’s stockholders may be called by the Company’s investment adviser or by stockholders holding ten percent (10%) or more of the then outstanding securities of the Company, for any matters for which the stockholders may vote as set forth in Section 11.1(a) of the Company’s charter, in accordance with the procedures set forth in this paragraph (8).  Upon receipt of a written request either in person or by certified mail, stating the purpose or purposes of the meeting, written or printed notice of the purpose or purposes, in the case of a special meeting, and of the time and place of every meeting of the stockholders shall be given by the Secretary of the Company to each stockholder of record entitled to vote at the meeting and to each other stockholder entitled to notice of the meeting, by either placing the notice in the mail, delivering it by overnight delivery service or transmitting the notice by electronic mail or any other electronic means at least ten days, but not more than 90 days, prior to the date designated for the meeting, addressed to each stockholder at such stockholder’s address appearing on the books of the Company or supplied by the stockholder to the Company for the purpose of notice. Notwithstanding anything to the contrary set forth in these Bylaws, if and to the extent the Company’s shares of Common Stock are qualified as “covered securities” as defined by Section 18 of the Securities Act, this paragraph (8) shall not apply and shall be of no force and effect.”

SECOND:  The Bylaws are hereby amended by adding the following new paragraph at the end of Section 2 of Article VII, Stock, to read as follows:

“Stockholders holdings shares of the Company’s Common Stock for purpose of assigning all or a portion of such shares (the “Assignor”) shall be expressly granted the same rights as if they were a stockholder including, without limitation, the rights under Article X of the Company’s charter, except as prohibited by federal and state securities laws or by contract.  Any assignment agreement shall provide that the Assignor’s management shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Assignee, whether or not in the Assignor’s management control or possession, that the management of the Assignor shall not employ, or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Assignee, and that the Assignee shall not be permitted to contract away the fiduciary duty owed to the Assignee by the Assignor’s management under common law. Notwithstanding anything to the contrary set forth in these Bylaws, if and to the extent the Company’s shares of Common Stock are qualified as “covered securities” as defined by Section 18 of the Securities Act, this paragraph shall not apply and shall be of no force and effect.”

THIRD:  The Bylaws are hereby amended by adding the following new Sections 3, 4 and 5 at the end of Article IX, Distributions, to read as follows:

“Section 3.   Reinvestment Plan.  The Company may offer its stockholders the opportunity to elect to have cash distributions reinvested in the shares of Common Stock of the Company as long as: (i) the shares in which the stockholder reinvests are registered or exempted under applicable state securities laws, (ii) no sales commissions or fees are deducted directly or indirectly from the reinvested funds, (iii) stockholders may elect or revoke reinvestment within a reasonable time and such right is disclosed in a prospectus, (iv) stockholders have received a prospectus which is current as of the date of reinvestment, (v) the Company or the broker-dealer is responsible for blue sky compliance and will ascertain whether stockholders reinvesting continue to meet the applicable suitability requirements of their state at the time of reinvestment, and (vi) the reinvestment plan has substantially identical investment objectives as the Company’s program from which the distributions were made.  Notwithstanding anything to the contrary set forth in these Bylaws, if and to the extent the Company’s shares of Common Stock are qualified as “covered securities” as defined by Section 18 of the Securities Act, this Section 3 shall not apply and shall be of no force and effect.

Section 4.   Cash Available for Distribution.  Except as may be provided by the Board of Directors in setting the terms of any class or series of stock, the Company may reinvest Cash Available for Distribution as long as the reinvestment of such funds is made for all stockholders upon the same terms and does not create differing classes of stock resulting from inequitable allocations of tax or economic benefits.  Cash Available for Distribution means cash flow plus funds available for distribution from the Company’s reserves less amounts set aside for restoration or creation of reserves.  Notwithstanding anything to the contrary set forth in these Bylaws, if and to the extent the Company’s shares of Common Stock are qualified as “covered securities” as defined by Section 18 of the Securities Act, this Section 4 shall not apply and shall be of no force and effect.

Section 5.  Reinvestment of Proceeds.  The Company may reinvest the proceeds resulting from the sale of its investment assets as long as the Company makes provision for the payment of cash distributions to stockholders at least sufficient to pay the state and federal income taxes, if any, that may be imposed upon stockholders as a result of the sale of such investment assets.  Notwithstanding anything to the contrary set forth in these Bylaws, if and to the extent the Company’s shares of Common Stock are qualified as “covered securities” as defined by Section 18 of the Securities Act, this Section 5 shall not apply and shall be of no force and effect.”

FOURTH:  Except as set forth herein, all other sections and articles of the Company’s Bylaws shall and do remain in full force and effect.

FIFTH:  This amendment to the Bylaws has been unanimously approved by the Board of Directors of the Company in accordance with its Bylaws by an action of the Board of Directors by written consent without a meeting as of October 22, 2010.

Dated: October 22, 2010

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